Filed Pursuant to Rule 433

Registration No: 333-134553

Final Note Terms

15YR NC 1YR CMS Spread Range Accrual

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (A1, A+, AA-)
Principal Amount:	US$ 2,000,000
CUSIP:	5252M0AA5
Original Trade Date:	November 21, 2007
Issue Date:	December 12, 2007
Maturity Date:	December 12, 2022, subject to Issuer’s Call Option.
Issue Price:	Variable Price Re-Offer
Redemption Price:	100.0%
Interest Rate:	9.00% x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%
Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Business Day
Convention /
Daycount Basis:	Unadjusted, Modified following, 30/360
Interest Payment Dates:	Quarterly on the 12th of each March, June, September, and December, commencing March 12, 2008, and ending on the Maturity Date, subject to Issuer’s Call Option

Interest Accrual Factor:

For any Interest Period, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to 0.10% during that Interest Period, divided by the total number of calendar days (including non Business Days) in that Interest Period.

SPREAD REF:	For any day in an Interest Period (subject to the Rate Cut Off):
SPREAD REF = 30yr CMS Rate – 2yr CMS Rate
30yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the Series I MTN prospectus supplement.

2yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the Series I MTN prospectus supplement.

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Issuer’s Call Option:

The Issuer has the right on every Interest Payment Date commencing on or after December 12, 2008, provided that the Issuer gives 5 Business Days notice to the investor, to call the notes in whole or in part at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable thereafter.

Business Days:	New York and London
Calculation Agent:	Lehman Brothers Special Financing Inc.
Underwriter:	Lehman Brothers Inc.
Denomination:	US$1,000/1,000
Fees:

Lehman Brothers Inc. has agreed to purchase the notes from us at 100% of the principal amount minus a commission equal to $12.00 per $1,000 principal amount, or 1.20%. Lehman Brothers Inc. proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Lehman

Brothers Inc. may also use all or a portion of its commissions on the notes to pay selling concessions or fees to other dealers.

The price at which Lehman Brothers Holdings Inc. has agreed to sell the notes to Lehman Brothers Inc. includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit the such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” generally in the Series I MTN prospectus supplement.

U.S. Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the Series I MTN prospectus supplement.

Historical Levels of the 30yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposes the 30yr CMS Rate and the 2yr CMS Rate in effect on the November 20, 2007 and the hypothetical historical Interest Payment Dates listed below; the Interest Rate payable on any Interest Payment Date for the notes, however, will be determined based on the 30yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Period. The historical experience of the 30yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 2yr CMS Rate during the term of the notes. Fluctuations in the level of the 30yr CMS Rate and 2yr CMS Rate make the notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	30yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 30yr CMS Rate – 2yr CMS Rate (in %)
11/20/2007	5.199	4.202	0.997
9/12/2007	5.293	4.722	0.571
6/12/2007	6.054	5.518	0.536
3/12/2007	5.256	5.030	0.226
12/12/2006	5.122	4.961	0.161
9/12/2006	5.412	5.237	0.175
6/12/2006	5.622	5.464	0.158
3/13/2006	5.358	5.232	0.126

Hypothetical Interest Payment Dates	30yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 30yr CMS Rate – 2yr CMS Rate (in %)
12/12/2005	5.287	4.896	0.391
9/12/2005	4.873	4.285	0.588
6/13/2005	4.810	4.054	0.756
3/14/2005	5.263	4.126	1.137
12/13/2004	5.184	3.330	1.854
9/13/2004	5.290	2.851	2.439
6/14/2004	5.936	3.344	2.592
3/12/2004	5.005	1.824	3.181
12/12/2003	5.381	2.146	3.235
9/12/2003	5.506	1.931	3.575
6/12/2003	4.491	1.291	3.200
3/12/2003	4.930	1.703	3.227
12/12/2002	5.254	2.167	3.087
9/12/2002	5.225	2.475	2.750
6/12/2002	6.036	3.461	2.575
3/12/2002	6.335	3.967	2.368
12/12/2001	6.136	3.405	2.731
9/13/2001	6.078	4.027	2.051
6/12/2001	6.377	4.654	1.723
3/12/2001	6.149	5.071	1.078
12/12/2000	6.482	6.207	0.275
9/12/2000	7.054	6.852	0.202
6/12/2000	7.321	7.331	-0.010
3/13/2000	7.364	7.096	0.268
12/13/1999	7.092	6.513	0.579
9/13/1999	7.076	6.251	0.825
6/14/1999	6.837	6.131	0.706
3/12/1999	6.189	5.478	0.711
12/14/1998	5.709	4.986	0.723
9/14/1998	5.963	5.200	0.763
6/12/1998	6.086	5.787	0.299
3/12/1998	6.266	5.823	0.443
12/12/1997	6.338	6.000	0.338
9/12/1997	6.917	6.218	0.699
6/12/1997	7.095	6.314	0.781
3/12/1997	7.231	6.305	0.926
12/12/1996	6.977	5.997	0.980
9/12/1996	7.475	6.467	1.008
6/12/1996	7.586	6.602	0.984
3/12/1996	7.081	5.956	1.125
12/12/1995	6.429	5.529	0.900
9/12/1995	6.927	5.951	0.976
6/12/1995	7.185	6.142	1.043
3/13/1995	7.926	7.013	0.913

Hypothetical Interest Payment Dates	30yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 30yr CMS Rate – 2yr CMS Rate (in %)
12/12/1994	8.430	8.077	0.353
9/12/1994	8.263	6.581	1.682
6/13/1994	7.933	6.163	1.770
3/14/1994	7.505	5.234	2.271
12/13/1993	6.905	4.366	2.539
9/13/1993	6.484	3.928	2.556
6/14/1993	7.481	4.317	3.164
3/12/1993	7.693	4.304	3.389